February 22, 2007
Contacts:	JOHN H. PELUSI JR.	GREG CONLEY
	HFF Chief Executive Officer	HFF Chief Financial Officer
	(412) 281-8714	(412) 281-8714
	jpelusi@hfflp.com	gconley@hfflp.com
HFF, INC. ANNOUNCES EXERCISE OF OPTION
TO PURCHASE ADDITIONAL SHARES ON INITIAL PUBLIC OFFERING
PITTSBURGH—(BUSINESS WIRE)—HFF, Inc. (NYSE:HF) announced today that the underwriters of its recent initial public offering have exercised their option to purchase additional shares in full to purchase an additional 2.145 million shares of its Class A common stock at the initial offering price.
The joint book-running managers for the initial public offering were Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, and the co-managers for the offering were Banc of America Securities LLC, Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc. and Lehman Brothers Inc.
A copy of the final prospectus relating to this offering may be obtained from Morgan Stanley & Co. Incorporated, Attn: Prospectus Delivery Department at 1585 Broadway, New York, NY 10036, by telephone at (212) 761-6775, or by email at prospectus@morganstanley.com; or from Goldman, Sachs & Co., Attn: Prospectus Dept. at 85 Broad St., New York, NY 10004, by fax at (212) 902-9316 or by email at prospectus-ny@ny.email.gs.com.
The final prospectus also may be obtained on the Securities and Exchange Commission’s Web site at http://www.sec.gov.
About HFF
Through its subsidiaries Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., HFF operates out of 18 offices nationwide and is a provider of commercial real estate and capital market services to the U.S. commercial real estate industry. HFF offers clients a fully integrated national capital markets platform including debt placement, investment sales, structured finance, private equity, note sale and note sales advisory services and commercial loan servicing.
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